Exhibit 10.3
AMENDMENT NO. 3
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDMENT (“Amendment”) made effective on April 16, 2014 (the “Effective Date”) to the amended and restated employment agreement dated as of May 1, 2006, as amended (the “Employment Agreement”), between Celgene Corporation, a Delaware corporation (the “Company”), and Robert J. Hugin (the “Executive”).
WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and
WHEREAS, the Company and the Executive desire to amend the Employment Agreement to eliminate the Executive’s right to an excise tax gross-up with respect to any Internal Revenue Code Section 280G golden parachute payments.
NOW, THEREFORE, effective on the Effective Date, the Employment Agreement is hereby amended as follows:
1.Section 11 of the Employment Agreement is hereby amended in its entirety to read as follows:

“11.    Limitation on Payments.
(a)In the event that Employee shall become entitled to the payments and/or benefits provided by Section 10(c) or any other amounts (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change of ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed), the Company Payments shall be reduced to the Reduced Amount (as defined below) if, but only if, reducing the Company Payments would provide to Employee a greater net after-tax amount of Company Payments than would be the case if no such reduction took place. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Company Payments without causing any Company Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. The reduction of the Company Payments to the Reduced Amount, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 10(c)(iv); (ii) Section 10(c)(i); and (iii) Section 10(c)(iii).

(b)For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and determining the amount of such Excise Tax: (i) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”) such Company Payments (in whole or in part), (A) do not constitute “parachute payments,” (B) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or (C) are otherwise not subject to the Excise Tax; and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)For purposes of determining whether any of the Company Payments will be subject to reduction pursuant to Section 11(a), Employee shall be deemed to pay taxes at the actual marginal rates of federal, state and local income taxation in the calendar year in which any such Company Payment is to be made.

(d)In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 11, Employee shall permit the Company to control issues related to this Section 11 (at its expense), provided that such issues do not potentially materially adversely affect Employee, but Employee shall control any other issues. In the event the issues are interrelated, Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, Employee shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Employee shall permit the representative of the Company to accompany him, and Employee and his representative shall cooperate with the Company and its representative.

(e)The Company shall be responsible for all charges of the Accountants.

2.Except as amended hereby and expressly provided herein, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 16th day of April, 2014.
EXECUTIVE

/s/Robert J. Hugin
Robert J. Hugin

CELGENE CORPORATION
By:

/s/Philippe Van Holle
Philippe Van Holle
Sr. Vice President, Global HR